Exhibit 99.1

AMENDMENT NO. 1 TO

DATASEA INC.

2018 EQUITY INCENTIVE PLAN

Datasea Inc, (the “Company”) previously approved and adopted the 2018 Equity Incentive Plan (the “Plan”) to encourage the Plan’s participants to acquire and hold stock in the Company as an added incentive to remain with the Company and increase their efforts in promoting the interests of the Company, and to enable the Company to attract and retain capable individuals. By this Amendment, the Company desires to amend the Plan to increase the number of shares available under the Plan.

1. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Plan.

2. The effective date of this Amendment to the Plan shall be April 28, 2022, upon the stockholders’ approval.

3. Section 5(b) of the Plan is amended and revised in its entirety as follows:

5. Grant of Awards; Shares Subject to this Plan; Limitations.

(b) Subject to Sections 3. 11 and 12 of this Plan, the Committee is authorized to deliver under this Plan an aggregate of an amount equal to 14,000,000 common shares. Each Common Share subject to an Option or a Stock Appreciation Right will reduce the number of Common Shares available for issuance by one share, and each Common Share underlying an Award of Restricted Stock, Restricted Stock Units, Stock Bonus Awards and Performance Compensation Awards will reduce the number of Common Shares available for issuance by 1.15 shares.

4. This Amendment shall amend only the provision of the Plan as set forth herein. Those provisions of the Plan not expressly amended hereby shall be considered in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on this March 18, 2022.

Datasea Inc.

By:	/s/ Zhixin Liu

Name:	Zhixin Liu
Title:	Chairman of the Board and
Chief Executive Officer

March 18, 2022